Exhibit 99.1

SCHOLASTIC NAMES MARY BEECH AS CHIEF MARKETING & TRANSFORMATION OFFICER

November 29, 2021 – New York, NY – Scholastic (NASDAQ: SCHL), the global children’s publishing, education and media company, today announced Mary Beech has been named Scholastic’s Chief Marketing & Transformation Officer, effective January 1, 2022. A new role for the Company and based in New York, Ms. Beech will be charged with creating greater customer centricity, data-driven activations with a focus on digital, and connectivity throughout Scholastic to better serve educators, caregivers and children. She has been an independent director on Scholastic’s Board since 2018 – from which she will resign in advance of her new position which reports directly to Chief Executive Officer and President Peter Warwick.

“Mary’s new role is an important part of our larger strategy for Scholastic, leveraging our data and technology investments and transforming how cross-functional collaboration is executed at the Company,” noted Warwick. “During her tenure on the Scholastic Board, Mary has brought insightful leadership and displayed a shared commitment to our mission of reaching every child through literacy. She is a passionate leader who has proven her marketing and transformational strength through her work with powerful brands such as Disney and Kate Spade.”

“From my experience as a Board member, Scholastic has demonstrated an unwavering commitment to its mission and the strength of brand to span generations, and I’m energized by this opportunity to be part of a leadership team that I have come to know is so deeply rooted in children’s publishing and education,” shared Ms. Beech.

“Building on the trust that young readers, teachers and parents have in the Scholastic brand, our opportunity today is to realize our mission in increasingly innovative ways that anticipate evolving market needs. In Mary, I saw an incredible talent of unleashing the power of a brand and directly connecting to customers,” added Iole Lucchese, Scholastic Chief Strategy Officer and Chair of the Board.

Ms. Beech has most recently served as the Chief Executive Officer of Sarah Flint, a direct-to-consumer, luxury footwear brand for women, where she was responsible for the growth of the brand and business. Prior to joining Sarah Flint in February 2020, Ms. Beech was the principal of MRB Brand Consulting, having also served as Executive Vice President and Chief Marketing Officer of Kate Spade New York for seven years, where she was responsible for all aspects of marketing and communications for the brand. From 2000 to 2013, Ms. Beech held various management, marketing, licensing and brand management positions at The Walt Disney Company, including responsibility for the launch and growth of the Disney Princess brand. Her leadership at Disney culminated in her role as Senior Vice President, Global Licensing and Marketing for Disney/Pixar Animation. Ms. Beech is a graduate of Wake Forest University.

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world’s largest publisher and distributor of children’s books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children’s media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children’s learning and literacy, both in school and at home.